As filed with the Securities and Exchange Commission on February 11, 2026

Registration No. 333-293363

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	82-5089826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879 (240) 430-4212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Cooper

Interim Chief Executive Officer

Shuttle Pharmaceuticals Holdings, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879 (240) 430-4212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Aaron M. Schleicher, Esq.	Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq.
Sullivan & Worcester LLP	Lucosky Brookman LLP
1251 Avenue of the Americas, 19th Floor	101 Wood Avenue South, 5th Floor
New York, NY 10020	Woodbridge, NJ 08830
(212) 660-3060	(732) 395-4400

From time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

(Subject to Completion, dated February 11, 2026)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

Up to 2,229,300 Shares of Common Stock

Pre-Funded Warrants to purchase up to 2,229,300 Shares of Common Stock

We are offering up to 2,229,300 shares of our common stock, at an assumed public offering price of $1.57, which is equal to the closing price per share of our common stock on The Nasdaq Capital Market, on February 5, 2026, pursuant to this prospectus.

We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase shares of common stock, or the pre-funded warrants, in lieu of shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock. Pre-funded warrants will be exercisable upon issuance and will expire when exercised in full. The purchase price of each pre-funded warrant will equal the price per share of common stock being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. For each pre-funded warrant that we sell, the number of shares of our common stock that we are offering will be decreased on a one-for-one basis. The pre-funded warrants will not be listed on the Nasdaq Capital Market and are not expected to trade in any market, however we anticipate that the shares of our common stock to be issued upon exercise of the pre-funded warrants will trade on the Nasdaq Capital Market. This prospectus also relates to the shares of common stock issuable upon the exercise of the pre-funded warrants.

This offering will terminate on March 6, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per share (or pre-funded warrant) will be fixed for the duration of this offering.

We have engaged E.F. Hutton & Co. (“E.F. Hutton”), or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Because we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” for more information. We will bear all costs associated with the offering. See “Plan of Distribution” on page 20 of this prospectus for more information regarding these arrangements.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SHPH.” The closing price of our common stock on the Nasdaq Stock Market on February 5, 2026, was $1.57 per share.

All share and pre-funded warrant numbers are based on an assumed public offering price of $1.57 per share and $1.57 per pre-funded warrant. The actual public offering price per share and the actual public offering price per pre-funded warrant will be determined through negotiation among us, the placement agent and the investors in the offering based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. Therefore, the recent market price per share of common stock used throughout this prospectus as an assumed public offering price may not be indicative of the final offering price. There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 5 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total

Public offering price	$	$	$
Placement agent’s fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	In addition, we have also agreed to pay the placement agent a cash fee of 4.00% of the aggregate gross proceeds raised in this offering, and a non-accountable expenses fee of 1.00% of the aggregate gross proceeds raised in this offering. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

Delivery of the securities offered hereby is expected to be made on or about                  , 2026, subject to satisfaction of customary closing conditions.

E.F. Hutton & Co.

The date of this prospectus is          , 2026

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ABOUT THIS PROSPECTUS

You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission (the “SEC”), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the placement agent, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the placement agent, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “Shuttle Pharma,” “the Company,” “we,” “us” and “our” refer to Shuttle Pharmaceuticals Holdings, Inc. Our logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

All share amounts in this prospectus give effect to our 1-for-25 reverse stock split effected on June 16, 2025, unless otherwise indicated.

Industry and Market Data

This prospectus and the documents incorporated by reference contain estimates, projections and other information concerning our industry, our business, the science of our products and the markets for our products, including data regarding the incidence of certain medical conditions and the scientific basis of our products. We obtained the industry, science, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys, and studies conducted by third parties. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information. The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Information that is based on estimates, forecasts, projections, market research, scientific research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and any documents incorporated by reference.

Our Business

Overview

On November 21, 2025, it was announced that substantially all of the assets and liabilities of Molecule.ai, a pharmaceutical software company building an artificial intelligence (“AI”) driven platform for molecular discovery and early-stage drug development, were acquired by a wholly owned subsidiary of the Company. By combining modern AI techniques with structured scientific workflows, the Molecule.ai platform (hereafter, “Molecule.ai” or the “platform”) helps researchers explore the chemical space more efficiently, evaluate molecular ideas with greater clarity and make more informed decisions during the earliest stages of drug development. The platform is engineered to accelerate the iteration cycles that characterize modern drug discovery while preserving scientific reproducibility, traceability and operational reliability. Molecule.ai adapts state of the art AI algorithms to create a practical, domain-specific AI infrastructure layer for molecular research and development. The acquisition seeks to leverage Molecule.ai’s molecular modeling and predictive analytics platform to significantly augment our drug discovery and development business purpose. In tandem with the Molecule.ai asset acquisition, on November 20, 2025, the Company committed to a plan to discontinue its clinical trials of Ropidoxuridine (the “Clinical Trials”), our lead product candidate.

Molecule.ai is built on three core architectural components: a unified inference engine, an API-first integration layer and a modular model framework. The unified inference engine orchestrates model execution and multi-step reasoning through a deterministic and traceable sequence of operations. Molecule.ai uses an API-first design, which means that all platform capabilities can be accessed programmatically. All predictive and reasoning functions are modular, which allows the platform to expand over time without changing the underlying infrastructure. Molecule.ai currently supports three scientific and computational functions that reflect both its pharmaceutical focus and the structured inference techniques seen in modern agentic LLM systems: (1) molecular property prediction, (2) cross-molecule and cross-property evaluation and (3) prediction reasoning and structured molecular insights. The platform predicts a wide range of molecular properties that are relevant to early-stage discovery and medicinal chemistry and provides inference pipelines for predicting molecular properties. By using transformer-based models, the platform computes predictive outputs on a wide range of therapeutic tasks. The platform evaluates multiple molecules across multiple properties in a unified workflow, helping researchers quickly identify the most-promising candidates, understand trade-offs, and make structured, evidence-based decisions. Molecule.ai also includes a reasoning module that uses LLM-based structured inference to contextualize predictions, explain differences between compounds, perform rule-guided reasoning and produce narrative or structured scientific interpretations with the goal to make complex scientific outputs understandable and actionable for broader research and development audiences.

The broader competitive landscape in the AI ecosystem, especially AI-driven drug discovery, is rapidly advancing toward agentic AI systems and more integrated, end-to-end platforms. To stay at the front of this shift, Molecule.ai is expanding its molecule predictive capabilities, and automated multi-tool workflows. These expansions are designed in accordance with the agentic framework and multi-tool reasoning to further strengthen the platform. A new module will evaluate chemical–protein interaction likelihoods, which will help researchers estimate how molecules may interact with specific biological targets. Molecule.ai is adding biological context reasoning supported by curated genomic and disease-association evidence, which helps tie together chemical ideas with the biological systems they may ultimately affect. The platform will increasingly support insights that connect chemical properties with biological implications, which creates a more complete, end-to-end picture for early research teams. Molecule.ai is also developing an autonomous AI agent designed to reduce manual workload and accelerate early research cycles, which will interpret a discovery objective, plan a series of actions, route each step to the appropriate tools, evaluate preliminary outputs and iterate until a stable result is achieved.

The Molecule.ai platform adheres to strict engineering standards, including reproducibility, traceability, extensibility, scalability and interoperability, which align with modern AI infrastructure expectations for regulated biomedical environments. Molecule.ai aims to become the foundational AI layer for molecular and biological reasoning in pharmaceutical research and development. By integrating property prediction, biological context, multi-step reasoning and agentic automation, the platform seeks to accelerate early discovery while maintaining scientific reliability and operational transparency.

We are still evaluating additional business impacts from the discontinuance of the Clinical Trials and the acquisition of Molecule.ai, all of which could materially affect our plans and financial position.

Preliminary Estimated Unaudited Financial Results for the Year Ended December 31, 2025

Set forth below are preliminary estimates of selected unaudited financial and other information as of and for the year ended December 31, 2025 and financial information as of and for the year ended December 31, 2024, certain of which was derived from the audited financial statements included elsewhere in this prospectus. We have provided a range for the preliminary estimated financial results for 2025 because our closing procedures for our year ended December 31, 2025 are not yet complete, and our actual results for such period will not be available until after the completion of this offering. The following information reflects our preliminary estimates based on currently available information and is subject to change. This information should be read in conjunction with our consolidated financial statements and “Management’s Discussion of Analysis of Financial Condition and Results of Operations” for prior periods incorporated by reference in this prospectus. Our independent registered public accounting firm has not audited, compiled, reviewed or otherwise applied any procedures to the Preliminary Estimated Unaudited Financial Results presented herein and, accordingly, does not express an opinion or any other form of assurance on it.

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The following table summarizes the results of our operations:

	Years Ended
	December 31,
	2025		2024
	Low	High	Actual
	(Unaudited)
Revenue	$—	$—	$—
Operating expenses:
Research and development	3,415,573	3,852,709	3,618,796
General and administrative	5,227,016	5,777,228	1,392,709
Legal and professional	2,079,739	2,298,659	2,684,665
Total operating expenses and loss of operations	10,722,328	11,928,596	7,696,170
Other (expense) income	(140,120)	(154,870)	(1,448,627)
Net loss	$(10,862,448)	$(12,083,466)	$(9,144,797)

Research and Development. For the year ended December 31, 2025, we expect to report research and development (“R&D”) expense to be between $3.4 million and $3.9 million, as compared to $3.6 million for the year ended December 31, 2024. While the year-over-year change was nominal, the Company anticipates its research and development activities will decrease until such time as it determines the direction of its preclinical and clinical drug development efforts.

General and Administrative Expenses. For the year ended December 31, 2025, we expect to report general and administrative expenses to be between $5.2 million and $5.8 million, as compared to $1.4 million for the year ended December 31, 2024. The expected increase in general and administrative expenses was primarily due to costs associated with advertising for investor relations of $3.6 million.

Legal and Professional Expenses. For the year ended December 31, 2025, we expect to report legal and professional expenses to be between $2.1 million and $2.3 million, as compared to $2.7 million for the year ended December 31, 2024. The expected decrease in legal and professional fees was primarily due to lower expenses related to our public filing requirements and financing-related work.

Other Income (expense). For the year ended December 31, 2025, we expect to report total other expense to be between $0.1 million and $0.2 million, as compared to $1.5 million for the year ended December 31, 2024. The expected decrease was primarily driven by a $1.2 million decrease in interest expense and a $0.8 million decrease in the loss on settlement of convertible debt, each resulting from the settlement of the Alto Convertible Note during the year ended December 31, 2024, partially offset by changes in the fair value of convertible notes and derivative liabilities.

Balance Sheet Data:

	December 31,
	2025		2024
	Low	High	Actual
	(Unaudited)
Current assets	$502,744	$502,744	$2,210,917
Intangible assets, net	9,813,851	9,813,851	—
Other assets	158,794	175,510	295,373
Accounts payable and accrued expenses	1,185,537	1,310,331	596,600
Operating lease liability	232,147	232,147	298,997
Current portion of notes payable to related parties	—	—	192,055
Current portion of convertible notes payable	—	—	684,205
Contingent consideration liability	2,000,000	2,000,000	—
Consideration Payable	4,435,927	4,435,927	—

As of December 31, 2025, we expect to report total current assets of approximately $0.5 million and total current liabilities of approximately $1.2 million to $1.3 million, resulting in working capital deficit between $0.7 million and $0.8 million. As of December 31, 2024, total current assets were $2.2 million and total current liabilities were $1.5 million, resulting in a working capital of $0.7 million. We expect that the decrease in working capital is primarily attributable to cash paid for the Molecule.ai asset acquisition of $3.0 million, costs incurred in winding down our clinical trials, and capital preservation while we work to raise additional financing to fund ongoing business and operations.

As of December 31, 2025, we expect to report intangible assets, net to be $9.8 million, comprised of the intangible asset acquired in the Molecule.ai asset acquisition. Further, we expect contingent consideration and consideration payable to be $2.0 million and $4.4 million, respectively, each representing consideration currently payable or that we expect will be payable under the Molecule.ai asset acquisition.

As of December 31, 2025, we expect to report other assets of approximately $0.2 million, primarily comprised of our right-of-use asset for our operating lease. Further, we expect the associated operating lease liability to be $0.2 million. The expected decrease in the carrying value of the asset is primarily attributable to an expected impairment during the year ended December 31, 2025 and the expected decrease in the lease liability is attributable to continued rent payments under the lease.

During the year ended December 31, 2025, all notes payable and accrued interest were paid at maturity and all convertible notes that were previously outstanding converted into shares of common stock therefore we expect the associated liabilities to be $0, compared to $0.2 million and $0.7 million, respectively, as of December 31, 2024.

Corporate Information

The Company was formed as a limited liability company in the state of Maryland in December 2012 and was converted to a C corporation in August 2016. In June 2018, we completed a share exchange with Shuttle Pharma Acquisition Corp. Inc. (“Acquisition Corp.”), pursuant to which Shuttle Pharmaceuticals, Inc. became a subsidiary of Acquisition Corp. and we subsequently changed the name of Acquisition Corp. to Shuttle Pharmaceuticals Holdings, Inc.

Our executive offices are located at 401 Professional Drive, Suite 260, Gaithersburg, MD 20879 and our telephone number is (240) 430-4212. Our corporate website is www.shuttlepharma.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, if any, are available to you free of charge through the “Investor Relations” section of our website as soon as reasonably practicable after such materials have been electronically filed with or furnished to the SEC. Information contained on our website does not form a part of this prospectus.

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THE OFFERING

Shares of our Common Stock offered to be Offered	Up to 2,229,300 shares of common stock based on an assumed public offering price of $1.57 per share of common stock, which is equal to the last sale price of our common stock as reported by Nasdaq on February 5, 2026.

Pre-funded Warrants to be Offered	We are also offering to those purchasers, if any, whose purchase of the common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, pre-funded warrants in lieu of the common stock that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding common stock.

The purchase price of each pre-funded warrant will equal the price per share of common stock being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share.

For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Each pre-funded warrant will be immediately exercisable and may be exercised at any time until exercised in full. There is no expiration date for the pre-funded warrants. To better understand the terms of the pre-funded warrants, you should carefully read the “Description of Capital Stock” section of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Lock-Up Agreements	We and all of our executive officers and directors will enter into lock-up agreements with the placement agent. Under these agreements, we and each of these persons may not, without the prior written approval of the placement agent, offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible into or exchangeable for common stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 30 days after the closing of this offering. For more information, see “Plan of Distribution.”

Shares of our common stock outstanding prior to this offering (as of February 10, 2026)	3,254,422 shares of our common stock.

Shares of our common stock to be outstanding after this offering	5,483,722 shares of our common stock (assuming we sell only shares of common stock and no pre-funded warrants).

Use of proceeds

We intend to use up to $1.5 million of the proceeds from this offering for future marketing expenses and the remainder for working capital and general corporate purposes. As of the date of this prospectus, we have not determined the final amount to be spent on future marketing services, and we may allocate less than $1.5 million for such expenses. In addition, if we do not raise the full $3.5 million in gross proceeds from this offering, the maximum amount that we allocate for future market expenses will be reduced.

During the fiscal year ended December 31, 2025, we paid our investor relations/public relations firm, IR Agency LLC (“IR Agency”), consulting fees an aggregate amount of $3.45 million under a prior consulting agreement. As of the date of this prospectus supplement, we do not owe any amounts to IR Agency for prior services performed.

We anticipate that, following this offering, we will execute another consulting agreement with IR Agency for marketing services, which are expected to encompass, among other services, the creation of a landing page to describe our services, driving user traffic to such landing page via online publications, and performing press release distribution and redistribution services.

See “Use of Proceeds” for more information.

Nasdaq symbol for our common stock	“SHPH”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering is based on 3,254,422 shares outstanding as of February 10, 2026 and excludes, as of February 10, 2026:

●	93,156 shares issuable upon exercise of a pre-funded warrant to an institutional investor. The pre-funded warrant cannot be exercised to the extent such exercise would result in the holder beneficially owning more than 4.99% of the Company’s common stock;
●	136,892 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $37.62 per share;
●	111,803 shares of our common stock issuable under restricted stock units granted under our 2018 Equity Incentive Plan; and
●	4,432,746 other shares of our common stock reserved for future issuance from time to time under our 2018 Equity Incentive Plan.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described below and in the “Risk Factors” sections of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, together with the information included in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also materially harm our business and could result in a complete loss of your investment. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows, or prospects could be materially and adversely affected, the market price of our common stock could decline, as well as the value of the pre-funded warrants, and you could lose all or part of your investment in our securities.

Risks Related to the Offering

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management has broad discretion as to the use of the net proceeds from this offering, and we could use them for purposes other than those currently contemplated. Accordingly, you rely on the judgment of our management with regard to the use of those net proceeds, and you do not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your shares of common stock.

You will suffer immediate and substantial dilution in the pro forma net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $1.57 per share, the last reported price of our common stock on the Nasdaq Capital Market on February 5, 2026, purchasers of securities in this offering will experience immediate dilution of $2.02 per share in our pro forma net tangible book value of the common stock. See the section of this prospectus titled “Dilution” for a more detailed description of these factors.

There is no public market for any pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being sold in this offering, and we do not expect a market to develop. We will not list the pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

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This is a best efforts offering, with no minimum amount of securities required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans, nor will investors in this offering receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our business goals, continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us, or at all.

There is no required minimum number of securities that must be sold as a condition to completion of this offering, and we have not, nor will we, establish an escrow account in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

The pre-funded warrants are speculative in nature.

The pre-funded warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but merely represent the right to acquire shares of common stock at a fixed price. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire the underlying common stock and pay the stated warrant exercise price per share.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise thereof, holders of such pre-funded warrants will have no rights with respect to shares of our common stock. Upon exercise of the pre-funded warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Raising additional capital may cause dilution to our stockholders, including purchasers of securities in this offering, restrict our operations or require us to relinquish rights to our technologies or current or future therapeutic candidates.

Until such time, if ever, as we can generate the cash we need from operations, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of common stock or securities convertible into or exchangeable for common stock, the ownership interest of our shareholders will be diluted, and the terms of these new securities may include liquidation or other preferences that materially adversely affect the rights of our shareholders. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

6

If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third-parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future therapeutic candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our therapeutic candidates, delay our pursuit of potential licenses or acquisitions, or grant rights to develop and market current or future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

In addition, we have a significant number of stock options and warrants to purchase shares of our common stock outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience dilution.

Risks Related to Our Business

Recent and future acquisitions may have a material adverse effect on our ability to manage our business and our results of operations and financial condition.

We may acquire assets, businesses, technologies, services, or products which are complementary to our operations. Recent and future acquisitions, including the now complete asset acquisition pursuant to the Asset Purchase Agreement with 1563868 B.C. Ltd., a Canadian limited corporation, and the Company’s wholly owned subsidiary, 1542770 BC Ltd., a Canadian limited corporation, and the related employment contract with Zhitian (Andy) Zhang, an individual residing in Vancouver, Canada (the “Asset Purchase”), may expose us to potential risks, including risks associated with not receiving the intended benefits of the Asset Purchase, the costs and expenses incurred in connection with such acquisitions, or the potential loss of or harm to relationships with future suppliers, employees, and potential customers resulting from our integration of a new asset class. If any of these risks were to occur, our operations could be materially and adversely affected.

If we are unable to acquire and retain customers for our Molecule.ai platform or if any of such customers renew licenses at lower prices, our future revenues may be negatively impacted.

Currently, we do not have any customers for our Molecule.ai platform. We expect to derive a significant portion of our revenues from future license agreements with new customers related to our Molecule.ai platform. As a result, acquiring new customers and maintaining the renewal rate of those new customers is critical to our future operating results. Factors that may affect the acquisition of new customers and renewal rates for future customers include:

●	the price, performance, and functionality of our platform;
●	the availability, price, performance, and functionality of competing software solutions;
●	the success of competitive products or technologies;
●	the stability, performance, and security of our technological infrastructure; and
●	the business environment of our future customers.

If we fail to acquire customers, and once acquired, if we are unable to successfully renew agreements with such clients or if clients renew such agreements upon less favorable terms or at lower fee levels, our future revenues may be negatively impacted.

Risks Related to Our Common Stock

While our Company’s management is working to improve our internal controls and procedures, at present management has determined that our internal controls were deemed to be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and
●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We are required to include in our Annual Report on Form 10-K a report of management on the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

Presently, we have identified financial reporting internal control weaknesses relating to segregation of duties, information technology general controls and various accounting processes. While we have improved our organizational capabilities, we still may not have a sufficient number of employees to segregate responsibilities and may be unable to afford further enhancements to our staff or engaging outside consultants or professionals further to fully mitigate these internal control deficiencies. During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

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The Jobs Act has reduced the information that we are required to disclose.

Under the Jobs Act, the information that we will be required to disclose has been reduced in a number of ways.

As a company that had gross revenues of less than $1.235 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). We will retain that status until the earliest of (a) the last day of the fiscal year which we have total annual gross revenues of $1.235 billion (as indexed for inflation in the manner set forth in the Jobs Act) or more; (b) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the common stock pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

●	The Company is excluded from Section 404(b) of Sarbanes-Oxley Act (“Sarbanes-Oxley”), which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (in the event the PCAOB adopts an auditor rotation requirement) will not apply to an audit of an EGC; and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.
●	The Jobs Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.
●	As long as we are an EGC, we may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”
●	The Jobs Act will also exempt us from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the Exchange Act relating to stockholders advisory votes on “golden parachute” compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1) of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of our chief executive officer and median employee pay.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Since commencement of trading on Nasdaq, our stock price has been extremely volatile. As a result of this volatility, investors may not be able to sell their common stock at or above the price when they purchased our common stock. The market price for our common stock may be influenced by many factors, including the other risks described in our Annual Report on Form 10-K entitled “Risk Factors” and the following:

●	the discontinuance of the Clinical Trials;
●	the acquisition of the Molecule.ai platform;
●	the success of competitive products or technologies;
●	results of preclinical and clinical studies of our product candidates, or those of our competitors, our existing collaborator or any future collaborators;

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●	regulatory or legal developments in the U.S. and other countries, especially changes in laws or regulations applicable to our products;
●	introductions and announcements of new products by us, our commercialization partners, or our competitors, and the timing of these introductions or announcements;
●	actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing process or sales and marketing terms;
●	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;
●	the success of our efforts to acquire or in-license additional technologies, products or product candidates;
●	developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products
●	our ability or inability to raise additional capital and the terms on which we raise it;
●	the recruitment or departure of key personnel;
●	changes in the structure of healthcare payment systems;
●	market conditions in the pharmaceutical and biotechnology sectors;
●	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;
●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	announcement and expectation of additional financing efforts;
●	speculation in the press or investment community;
●	trading volume of our common stock;
●	sales of our common stock by us or our stockholders;
●	the concentrated ownership of our common stock;
●	changes in accounting principles;
●	terrorist acts, acts of war or periods of widespread civil unrest;
●	natural disasters and other calamities; and
●	general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for pharmaceutical stocks, in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

If we fail to maintain applicable listing requirements, Nasdaq may delist our common stock from trading, in which case the liquidity and market price of our common stock could decline.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards, including the requirement that we maintain compliance with the $2.5 million stockholders’ equity requirement, and Nasdaq delists our common stock, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for shares of our common stock;
●	reduced liquidity for our common stock;
●	a determination that our common stock is “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of our common stock;
●	a limited amount of news about us and analyst coverage of us; and
●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on Nasdaq, such securities will be deemed covered securities. Although the states will be preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

9

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our target studies and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to holders of our common stock and such issuance could potentially adversely affect stockholders’ voting power and perpetuate their control over us.

Our Certificate of Incorporation, as amended to date, allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of any preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of shares of our common stock. These rights and preferences could negatively affect the holders of our common stock.

Our Certificate of Incorporation, as amended to date, provides that disputes must be resolved in the Court of Chancery of the State of Delaware, except for cases brought under the Securities Act or Exchange Act.

Our Certificate of Incorporation, as amended to date, provides that the Court of Chancery in the State of Delaware will be the exclusive forum for dispute resolution for certain enumerated actions, excluding any actions brought under the Securities Act or Exchange Act, or unless the Company consents in writing to an alternative jurisdiction. This exclusive forum selection clause may cause inconvenience of our stockholders or other stakeholders, should they need to bring suit against the Company for an action other than one arising under the Securities Act or Exchange Act.

Provisions in our amended and restated certificate of incorporation, as amended, and bylaws, as amended, as well as Delaware law, might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our Certificate of Incorporation and Bylaws, each as amended to date, and bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay, or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

●	permit the board of directors to establish the number of directors;
●	provide that directors may only be removed “for cause” and only with the approval of 66 2/3 percent of our stockholders;
●	require super-majority voting to amend some provisions in our Certificate of Incorporation and Bylaws;
●	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan (also known as a “poison pill”);
●	eliminate the ability of our stockholders to call special meetings of stockholders;
●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
●	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and
●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on merger, business combinations and other transactions between us and holders of 15% or more of our common stock.

Trading of our common stock may be limited, making it difficult for our stockholders to sell their shares, and future sales of common stock could reduce our stock price.

Our common stock currently trades on Nasdaq under the ticker “SHPH.” The liquidity of our common stock may be limited, including in terms of the number of shares that can be bought and sold at a given price and reduction in security analysts’ and the media’s coverage of us, if any. These factors may result in different prices for our common stock than might otherwise be obtained in a more liquid market and could also result in a larger spread between the bid and asked prices for our common stock. In addition, in the absence of a large market capitalization, our common stock is less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his/her investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock. We cannot predict the prices at which our common stock will trade in the future, if at all.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements other than statements of historical fact, which address activities, events or developments that we “intend,” “expect,” “believe,” “anticipate,” “will,” “should,” “would,” “could,” “may,” “designed,” “potential,” “evaluate,” “progressing,” proceeding,” “exploring,” “hopes,” and similar expressions, or future conditional verbs such as “will,” “should,” “would,” could or “may” occur in the future are forward looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements regarding: our ability to continue as a going concern in the near term being dependent upon us successfully raising additional equity or debt financing to fund our operations, risks regarding volatility of our stock price, risks regarding future issuance of equity or of debt securities diluting our share capital, our ability to recognize the anticipated benefits of the Asset Purchase; expectations as to our future performance; portions of the “Liquidity and Capital Resources” section of our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 26, 2025; and our ability to remain listed on the Nasdaq Capital Market.

Our actual results may differ, including materially, from those anticipated in these forward-looking statements as a result of various risks and uncertainties. These risks and uncertainties include, but are not limited to, those risks discussed in this prospectus under “Risk Factors,” the risks described under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference. We encourage you to read these risks carefully. We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports we file with the SEC.

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USE OF PROCEEDS

We estimate that the net proceeds that we will receive from the sale of our common stock in this offering will be approximately $3.03 million, after deducting placement agent’s fees and other offering expenses payable by us, assuming a public offering price of $1.57 per share, which is the last reported sale price of our common stock on Nasdaq Capital Market on February 5, 2026, and assuming no sale of pre-funded warrants.

We expect to use up to $1.5 million of the proceeds that we receive from this offering for future marketing efforts and the remainder for working capital and general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting artificial intelligence and drug discovery, technological advances and the competitive environment for our product candidates. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the offering. Accordingly, our management will have broad discretion in the application of the net proceeds. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. We may use the proceeds for purposes that are not contemplated at the time of this offering. Pending use of the net proceeds as described above, we expect to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

In addition, as of the date of this prospectus, we have not determined the final amount to be spent on future marketing services, and we may allocate less than $1.5 million for such expenses. Moreover, if we do not raise the full $3.5 million in gross proceeds from this offering, the maximum amount that we will allocate for future market expenses will be reduced.

During the fiscal year ended December 31, 2025, we paid our investor relations/public relations firm, IR Agency, consulting fees in aggregate amount of $3.45 million under a prior consulting agreement. As of the date of this prospectus supplement, we do not owe any amounts to IR Agency for prior services performed.

We anticipate that, following this offering, we will execute another consulting agreement with IR Agency for go-forward marketing services, which are expected to encompass, among other services, the creation of a landing page to describe our services, driving user traffic to such landing page via online publications, and performing press release distribution and redistribution services.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025:

●	on an actual basis;
●	on a pro forma basis to reflect (i) the mandatory conversion of our senior secured convertible notes due in October 2025 into 117,612 shares, (ii) the issuance of 1,008,953 shares from additional exercises of prefunded warrants from our June 2025 Private Placement (as defined below), (iii) the issuance of a prefunded warrant for 625,156 shares from our private placement transaction with an institutional investor that closed on November 4, 2025 for net proceeds of approximately $2.3 million (the “November 2025 Private Placement”) and the subsequent issuance of 532,000 shares from exercises of such prefunded warrants; and (iv) the $10,117,304 asset acquisition of Molecule.ai, which includes $117,304 of acquisition costs, that closed on November 20, 2025, with $3.0 million paid in cash at closing, $0.6 million paid in the form of 320,496 shares of common stock, and $6.4 million of consideration payable and contingent consideration, which may be paid in cash or shares of common stock, and
●	on a pro forma as adjusted basis to reflect (i) the transactions set forth above and (ii) the sale of 2,229,300 shares of common stock in this offering at an assumed offering price of $1.57 per share, which is the last reported trading price of our common stock on the Nasdaq on February 5, 2026, assuming no sale of any pre-funded warrants, resulting in net proceeds of $3.03 million, after deducting approximately $471,508 in expenses.

Our capitalization following the closing of this offering will depend on the actual public offering price and other terms of this offering determined at pricing. Cash and cash equivalents are not components of our total capitalization.

	As of September 30, 2025 Actual	As of September 30, 2025 Pro Forma	As of September 30, 2025 Pro Forma As Adjusted
Cash and cash equivalents	$2,094,643	1,341,725	4,389,785

Capitalization:
Revolving Loan Agreement	-	-	-
Deferred Molecule.ai acquisition liabilities		6,435,927	6,435,927
Convertible notes payable, net fair value option, related party bridge	139,217	-	-
Convertible notes payable, net fair value option, related party bridge	278,299	-	-

Stockholders’ equity:
Series A convertible preferred stock, $0.00001 par value; $1,000 per share liquidation value; 20,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $0.00001 par value; 100,000,000 shares authorized; 1,235,507 issued and outstanding at September 30, 2025, actual; 3,121,422 shares pro forma; and 5,350,722 shares pro forma as adjusted	13	32	54
Additional paid-in capital	45,079,023	48,307,675	51,355,713
Accumulated deficit	(43,684,875)	(43,684,875)	(43,684,875)
Total stockholders’ equity (deficit)	1,394,161	4,622,832	7,670,893
Total capitalization	$1,811,677	11,058,759	14,106,819

The number of shares of common stock issued and outstanding in the table above, on an actual basis, is based on 1,235,507 shares outstanding as of September 30, 2025, and excludes, as of September 30, 2025:

●	93,156 shares issuable upon exercise of a pre-funded warrant to an institutional investor. The pre-funded warrant cannot be exercised to the extent such exercise would result in the holder beneficially owning more than 4.99% of the Company’s common stock;
●	136,892 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $37.62 per share;
●	166,822 shares of our common stock issuable under restricted stock units granted under our 2018 Equity Incentive Plan; and
●	4,432,746 other shares of our common stock reserved for future issuance from time to time under our 2018 Equity Incentive Plan.

The Company’s Molecule.ai asset acquisition is included above based on preliminary analyses and assessments of readily known information as of the date of this filing. The ultimate accounting for this transaction is subject to additional analyses and assessments, including a formal valuation of the acquired assets and related liabilities, the outcome of which could be material to the Company’s financial position.

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DILUTION

If you invest in our securities in this offering, your ownership interest may be diluted immediately to the extent of the difference between the public offering price per share of our common and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of September 30, 2025, was $1,394,161, or $1.13 per share of our outstanding common stock. Our historical net tangible book value represents the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the number of shares of our common stock outstanding as of September 30, 2025. Our pro forma net tangible book value was $(5,494,472), or $(1.71) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the proforma adjustments noted above in the “Capitalization” section of this prospectus.

After giving effect to the sale of shares of our common stock at an assumed public offering price of $1.57 per share (which was the last reported sale price of our common stock on Nasdaq on February 5, 2026), assuming no sale of any pre-funded warrants, and after deducting placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $(2,446,412) million, or $(0.45) per share. This represents an immediate increase in pro forma net tangible book value of $1.26 per share to our existing stockholders and an immediate dilution of $2.02 per share to investors purchasing our common stock in this offering at the assumed public offering price. The final public offering price will be determined through negotiation between us, the placement agent and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share of common stock	$1.57

Pro forma net tangible book value per share as of September 30, 2025	$(1.71)
—
Increase in pro forma net tangible book value per share as of September 30, 2025 attributable to investors purchasing shares in this offering	1.26

As adjusted pro forma net tangible book value per share as of September 30, 2025 after giving effect to this offering	(0.45)

Dilution per share to investors participating in this offering	$2.02

Each $0.10 increase or decrease in the assumed public offering price of $1.57 per share, the last reported sale price of our common stock on the Nasdaq on February 5, 2026, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.04 per share. For each $0.10 increase or decrease in the assumed public offering price, the dilution per share to investors participating in this offering would increase or decrease by $0.06 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting placement agent fees and estimated offering expenses payable by us. Similarly, an increase of shares of common stock offered by us would increase the pro forma as adjusted net tangible book value after this offering by $0.08 per share and decrease the dilution per share to investors participating in this offering by $0.08 per share, and a decrease of shares of common stock offered by us would decrease the pro forma as adjusted net tangible book value by $0.08 per share and increase the dilution per share to investors in this offering by $0.08 per share, assuming that the assumed public offering price remains the same, and after deducting placement agent fees and estimated offering expenses payable by us.

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Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering in the table above is based on 1,235,507 shares outstanding as of September 30, 2025, and excludes, as of September 30, 2025:

●	226,156 shares issuable upon exercise of a pre-funded warrant to an institutional investor. The pre-funded warrant cannot be exercised to the extent such exercise would result in the holder beneficially owning more than 4.99% of the Company’s common stock;
●	136,892 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $37.62 per share;
●	166,822 shares of our common stock issuable under restricted stock units granted under our 2018 Equity Incentive Plan; and
●	4,432,746 other shares of our common stock reserved for future issuance from time to time under our 2018 Equity Incentive Plan.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “SHPH.” On February 5, 2026, the closing price as reported on Nasdaq Capital Market of our common stock was $1.57 per share. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange.

Holders

As of February 10, 2026, there were approximately 102 registered holders of our common stock. This number does not include stockholders for whom shares were held in “nominee” or “street name.”

Dividend Policy

We have never declared or paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.00001 per share, and preferred stock, par value $0.00001 per share, and some of the provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law (the “DGCL”). This description is only a summary. Our amended and restated certificate of incorporation, as amended, and our third amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the DGCL for additional information before you buy any of our securities. See “Where You Can Find More Information.”

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

As of the date of this prospectus, we had 3,254,422 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. While our certificate of incorporation and by-laws, each as amended to date, do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. At present, our board of directors has authorized the issuance of up to 10,000 shares of Series A convertible preferred stock, of which 1,212.5 shares were issued and subsequently converted into common stock following completion of our IPO. As of the date of this prospectus, no preferred stock is issued or outstanding.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our By-laws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our by-laws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Delaware Anti-Takeover Statute

In general, Delaware corporations are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder; or

●	the corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Nasdaq Listing

Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “SHPH.” We do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other nationally recognized trading system.

Transfer Agent

The transfer agent and registrar of our common stock is VStock Transfer, LLC, of Woodmere, New York. Our transfer agent’s telephone number is (212) 828-8436.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following is a summary of the material terms of our common stock. For additional information about our authorized capital, including our common stock, our outstanding warrants to purchase common stock, and convertible preferred stock, we refer you to our amended and restated certificate of incorporation and amended and restated bylaws, which are included herein as Exhibit 3.1, Exhibit 3.2, Exhibit 3.4, Exhibit 3.5, and 3.6, respectively, and our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2024. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration, Exercise Price and Form

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time after their original issuance until such pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrants to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding common stock immediately after exercise; provided, however, that upon prior notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until sixty-one days following notice of such increase from the holder to us.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

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Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. The common stock issuable upon exercise of the pre-funded warrants is currently listed on the Nasdaq Capital Market.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holders’ ownership of shares of common stock, the holders of pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such pre-funded warrants holders exercise their warrants.

Waivers and Amendments

No term of the pre-funded warrants may be amended or waived without the written consent of the holders of the pre-funded warrants purchased in this offering.

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PLAN OF DISTRIBUTION

Pursuant to that certain placement agency agreement (the “Placement Agency Agreement”), we have engaged E.F. Hutton & Co., or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the shares of our common stock and pre-funded warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of common stock and pre-funded warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the Placement Agency Agreement. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include, but are not limited to:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of shares issued and issuable upon exercise of the pre-funded warrants, no integration with other offerings, no shareholder rights plans, use of proceeds, indemnification of purchasers, and reservation and listing of common stock.

Delivery of the shares of common stock and pre-funded warrants offered hereby is expected to occur on or about                  , 2026, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the per share and per pre-funded warrant and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price
Placement agent fees
Proceeds to us (before expenses)

We have agreed to pay the placement agent a total cash fee equal to 4.00% of the aggregate gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.00% of the aggregate gross proceeds raised in the offering. We will also reimburse the placement agent’s legal fees in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $300,860.

Lock-Up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 30 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

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In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents, or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Tail Financing

The placement agent shall be entitled to compensation with respect to any public offering or other equity financing of any kind (“Financing”) if, prior to any time within the 3-month period following the termination of the placement agent, either (i) a Financing is consummated, or (ii) an agreement is executed by the Company pursuant to which a Financing is at any later date consummated, in each case, regardless of whether and to what extent the Placement Agent actually participated in procuring or negotiating the Financing.

Other Relationships

The placement agent and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

Nasdaq listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SHPH.”

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LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Lucosky Brookman LLP, Woodbridge, New Jersey, is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The financial statements of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Forvis Mazars LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. We also maintain a website at https://shuttlepharma.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

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INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 8, 2025, for the quarterly period ended June 30, 2025, filed with the SEC on August 13, 2025, and for the quarterly period ended September 30, 2025, filed with the SEC on November 13, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 21, 2025, January 28, 2025, February 27, 2025, February 28, 2025, March 12, 2025, March 13, 2025, March 25, 2025, March 31, 2025, April 4, 2025, April 10, 2025, April 21, 2025, May 15, 2025, May 28, 2025, June 25, 2025, July 30, 2025, September 5, 2025, September 8, 2025, September 17, 2025, September 18, 2025, September 22, 2025, October 21, 2025, November 7, 2025, November 17, 2025, November 21, 2025, November 26, 2025, November 28, 2025, December 29, 2025, January 12, 2026, and February 2, 2026; and

●	the description of our common stock contained in our registration statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on August 29, 2022 (File No. 001-41488), including any amendments or reports filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods: Attention: Investor Relations, Shuttle Pharmaceuticals Holdings, Inc., 401 Professional Drive, Suite 260, Gaithersburg, MD 20879, (240) 430-4212. You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.shuttlepharma.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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Up to 2,229,300 Shares of Common Stock

Pre-Funded Warrants to purchase up to 2,229,300 Shares of

Common Stock

2,229,300 Shares of Common Stock underlying Pre-Funded Warrants

E.F. Hutton & Co.

PRELIMINARY

PROSPECTUS

                   , 2026

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the offering described in this registration statement. All expenses incurred with respect to the sale and distribution of the securities being registered hereby will be borne by us. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Amount
SEC registration fee	$485.35
FINRA filing fee	$1,025.00
Accountant’s fees and expenses	$20,000
Legal fees and expenses	$275,000.00
Transfer agent’s fees and expenses	$-
Printing fees and expenses	$-
Placement Agent Fees	$175,000.00
Total expenses	$471, 510.35

II-1

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of directors and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We currently maintain insurance for the benefit of any director or officer which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we sold the following securities that were not registered under the Securities Act:

On August 1, 2022, in conjunction with entering into three loan agreements for a total of $125,000, which were repayable following consummation of our IPO, we issued warrants to purchase a total of 250 shares at $500 per share. Boustead Securities LLC acted as placement agent and received warrants to purchase 25 shares at $500 per share, equal to 10% of the value of the note offering, and $12,500 in cash compensation.

On January 11, 2023, we entered into a stock purchase agreement with Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”), pursuant to which we sold to Alto a $4.3 million convertible note and warrant to purchase 5,091 shares of common stock of the Company, for gross proceeds of $4.0 million. The convertible note amortizes on a monthly basis and the Company can make such monthly amortization payments in cash or, subject to certain equity conditions, in registered shares of common stock or a combination thereof. For equity repayment, the convertible note is convertible into shares of common stock at price per share equal to the lower of (i) $470, (ii) 90% of the three lowest daily VWAPs of the 15 trading days prior to the payment date or (iii) 90% of the VWAP of the trading day prior to payment date. The convertible note is repayable over 26 months and bears interest at the rate of 5% per year. The warrant is exercisable for four years from the date of closing and is exercisable at $5.53 per share.

In October 2024, the Company completed two closing in an up to $1.3 million, 5% original issue discount (“OID”) senior secured convertible note warrant offering, pursuant to which the Company issued a total of $831,579 of notes and warrants to purchase 13,182 shares of common stock, exercisable at a weighted-average price of $35.59 per share. The notes bear interest at the rate of 14.5% per year, with the interest payable quarterly in cash, mature one year after the date of issuance, are redeemable at any time by the Company at a 107% premium to the principal value of the notes and, three months after issuance, can be converted at any time by the holder at a 110% premium to the principal value of the note. Of the above investment amount, the Company’s CEO purchased $250,000 of notes and warrants in the offering.

On June 20, 2025, we entered into a securities purchase agreement with an accredited investor, for the sale by the Company to the investor, in a private placement, of 21,924 shares of common stock and 1,158,953 pre-funded warrants to purchase shares of common stock, at a purchase price of $3.60 per share or $3.599 per pre-funded warrant. The private placement closed on June 24, 2025.

The pre-funded warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the pre-funded warrants are exercised in full.

WestPark Capital, Inc. (“WestPark”) acted as the placement agent in connection with the private placement pursuant to an engagement agreement between the Company and WestPark, as amended (as amended, the “Engagement Agreement”). Pursuant to the Engagement Agreement, the Company paid WestPark a fee of 4% of the gross proceeds received by the Company in the private placement. The Company also reimbursed certain expenses of WestPark.

II-2

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

On November 3, 2025, we entered into a securities purchase agreement with an accredited investor, for the sale by the Company to the investor, in a private placement, of a pre-funded warrant to purchase up to 625,156 shares of common stock for aggregate gross proceeds of approximately $2.5 million. The private placement closed on November 4, 2025.

The pre-funded warrant is immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until the pre-funded warrant is exercised in full.

WestPark acted as the placement agent in connection with the private placement pursuant to a placement agency agreement between the Company and WestPark, as amended (as amended, the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Company paid WestPark a cash fee of 4% of the gross proceeds received by the Company in the private placement. The Company also reimbursed certain expenses of WestPark.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Exhibit Index

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective March 30, 2022 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
3.3	Amended and Restated Certificate of Designation for Series A Convertible Preferred Stock, effective April 6, 2022 (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective June 22, 2022 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on June 23, 2022).
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective August 13, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 7, 2024).
3.6	Third Amended and Restated Bylaws (incorporated by reference to S-1/A filed March 5, 2025)
4.1	Form of Convertible Note, dated February 2022 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
4.2	Form of 10% Promissory Note, dated August 2022 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
4.3	Form of Warrant, dated August 2022 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
4.4	Form of Public Offering Warrant (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
4.5	Form of Underwriting Warrant issuable to Boustead Securities LLC (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
4.6	Form of Common Warrants (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 17, 2024).
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated October 31, 2024).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K dated October 31, 2024).
4.9	Form of Pre-Funded Warrant (incorporated by reference to S-1/A filed March 5, 2025).
4.10	Form of Pre-Funded Warrant (incorporated by reference to 8-K filed June 25, 2025).
4.11	Form of Pre-Funded Warrant (incorporated by reference to 8-K filed November 7, 2025).
4.12*	Form of Pre-Funded Warrant.
5.1*	Opinion of Sullivan & Worcester LLP.
10.1	Form of Subscription Agreement for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.2	2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 (File No. 333- 265429) filed on June 3, 2022).
10.3	Employment Agreement, dated July 30, 2014, between Shuttle Pharmaceuticals Holdings, Inc. and Tyvin Rich (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.4	SBIR Contract #HHSN261201400013C, dated September 19, 2014, between Shuttle Pharmaceuticals, LLC and National Institute of Health National Cancer Institute (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333- 265429) filed on June 3, 2022).
10.5	SBIR Contract #HHSN261201400013C Amendment of Solicitation/Modification of Contract, dated August 3, 2015, between Shuttle Pharmaceuticals, LLC and National Institute of Health National Cancer Institute (Radiosensitizer Option Phase II) (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.6	SBIR Contract #HHSN261201600027C, dated September 19, 2016, between Shuttle Pharmaceuticals, LLC and National Institute of Health National Cancer Institute (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 333- 265429) filed on June 3, 2022).
10.7	SBIR Contract #HHSN261600038C dated September 19, 2016 between Shuttle Pharmaceuticals, LLC. and National Institute of Health National Cancer Institute (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333- 265429) filed on June 3, 2022).
10.8	Material Transfer Agreement, dated April 25, 2017, between Shuttle Pharmaceuticals, Inc. and George Washington University (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.9	Employment Agreement, dated May 30, 2019, between Shuttle Pharmaceuticals Holdings, Inc. and Peter Dritschilo (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).

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10.10	Employment Agreement, dated May 30, 2019, between Shuttle Pharmaceuticals Holdings, Inc. and Mira Jung (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.11	Form of Letter Agreement with Director (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.12	Subaward Agreement dated October 28, 2014 between Shuttle Pharmaceuticals, LLC and LifeSpan/Rhode Island Hospital (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.13	Sublicense Agreement, dated February 15, 2019, between Shuttle Pharmaceuticals Inc. and Propagenix, Inc. (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.14	SBIR Contract #HHSN261201800016C/75N91018C00016 Agreement between Shuttle Pharmaceuticals, LLC and National Institute of Health National Cancer Institute (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.15	Promissory Note, dated as of August 24, 2019, between Shuttle Pharmaceuticals Holdings, Inc. and Anatoly Dritschilo (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.16	SBIR Phase II Contract #75N9101C00031, dated September 6, 2019, between Shuttle Pharmaceuticals, Inc. and National Institute of Health National Cancer Institute (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.17	Director Offer Letter, dated December 2, 2020, between Chris H. Senanayake and Shuttle Pharmaceuticals Holdings, Inc. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.18	Promissory Note, dated December 1, 2020, between Shuttle Pharmaceuticals Holdings, Inc. and Joy Dritschilo (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.19	Promissory Note, dated December 1, 2020, between Shuttle Pharmaceuticals Holdings, Inc. and Anatoly Dritschilo (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.20	Non-Disclosure, Evaluation and Option Agreement, dated May 30, 2019, between Shuttle Pharmaceuticals, Inc. and University of Virginia Licensing & Ventures Group (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.21	First Amendment to Non-Disclosure, Evaluation and Option Agreement, dated November 30, 2019, between Shuttle Pharmaceutical, Inc. and University of Virginia Licensing & Ventures Group (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.22	Form of Note and Warrant Subscription Agreement, dated December 28, 2021 (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.23	Form of Note, dated December 28, 2021 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.24	Form of Common Stock Purchase Warrant, dated December 28, 2021 (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.25	Consulting Agreement, dated January 1, 2022, between Shuttle Pharmaceuticals Holdings, Inc. and Steven Bayern (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.26	Amendment to Promissory Note, dated January 25, 2022, between Shuttle Pharmaceuticals Holdings, Inc. and Joy Dritschilo (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.27	Amendment to Promissory Note, dated January 25, 2022, between Shuttle Pharmaceuticals Holdings, Inc. and Anatoly Dritschilo (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.28	Form of Convertible Note Subscription Agreement and Investor Rights Agreement (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1 (File No. 333-265429) filed on June 3, 2022).
10.29	Amendment No. 1 to Promissory Note, dated July 29, 2022, between Shuttle Pharmaceuticals Holdings, Inc. and Joy Dritschilo (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
10.30	Amendment No. 2 to Promissory Note, dated July 29, 2022, between Shuttle Pharmaceuticals holdings, Inc. and Joy Dritschilo (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
10.31	Amendment No. 2 to Promissory Note, dated July 29, 2022, between Shuttle Pharmaceuticals Holdings, inc. and Anatoly Dritschilo (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1/A (File No. 333-265429) filed on August 18, 2022).
10.32	Manufacturing Agreement, dated September 14, 2022, between Shuttle Pharmaceuticals, Inc. and TCG GreenChem, Inc. (incorporated by reference to Exhibit 10.1 to the Current report on Form 8-K filed September 19, 2022).
10.33	Form of Securities Purchase Agreement, dated January 11, 2023, between Shuttle Pharmaceuticals Holdings, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 12, 2023).

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10.34	Form of Note, dated January 11, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on form 8-K filed January 12, 2023).
10.35	Form of Warrant, dated January 11, 2023 (incorporated by reference to Exhibit 10.3 to the Current Report on form 8-K filed January 12, 2023).
10.36	Form of Security Agreement, dated January 11, 2023, between Shuttle Pharmaceuticals Holdings, Inc., Shuttle Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Portfolio B (incorporated by reference to Exhibit 10.4 to the Current Report on form 8-K filed January 12, 2023).
10.37	Form of Intellectual Property Security Agreement, dated January 11, 2023 (incorporated by reference to Exhibit 10.5 to the Current Report on form 8-K filed January 12, 2023).
10.38	Form of Subsidiary Guaranty (incorporated by reference to Exhibit 10.6 to the Current Report on form 8-K filed January 12, 2023).
10.39	Form of Registration Rights Agreement, dated January 11, 2023 (incorporated by reference to Exhibit 10.7 to the Current Report on form 8-K filed January 12, 2023).
10.40	Form of Director Offer Letter (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed February 22, 2023).
10.41	Proposal for Service Agreement, dated March 7, 2023, between Shuttle Pharmaceuticals, Inc. and University of Iowa Pharmaceuticals (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed March 9, 2023).
10.42	Amended and Restated Insider Trading Policy, effective March 10, 2023 (incorporated by reference to Exhibit 10.44 to the Annual Report on Form 10-K filed March 15, 2023).
10.43	Form of Executive Compensation Clawback Policy, effective March 10, 2023 (incorporated by reference to Exhibit 10.45 to the Annual Report on Form 10-K filed March 15, 2023).
10.44	Letter Agreement, dated March 11, 2023, between Shuttle Pharmaceuticals Holdings, Inc. and Alto Opportunity Master Fund, SPC – Segregated Portfolio B, as Collateral Agent (incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K filed March 15, 2023).
10.45	Research Agreement, dated March 16, 2023, between Shuttle Pharmaceuticals, Inc. and Georgetown University (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 22, 2023).
10.46	Material Transfer Agreement, dated March 21, 2023, between Shuttle Pharmaceuticals, Inc. and Georgetown University (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 22, 2023).
10.47	Amendment Agreement, dated May 10, 2023, by and between Shuttle Pharmaceuticals Holdings, Inc., Shuttle Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 11, 2023).
10.48	Amendment No. 1 to the Amendment Agreement, dated June 4, 2023, by and between Shuttle Pharmaceuticals Holdings, Inc., Shuttle Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 5, 2023).
10.49	Consulting Agreement, dated October 1, 2023, between Shuttle Pharmaceuticals Holdings, Inc. and Joseph Armstrong (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 5, 2023).
10.50	License Agreement, dated October 24, 2023, by and between Shuttle Pharmaceuticals Holdings, Inc. and Georgetown University (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 30, 2023).
10.51	Asset Purchase Agreement, dated January 30, 2024, by and between Shuttle Pharmaceuticals Holdings, Inc., Alan Kozikowski and Werner Tueckmantel (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 5, 2024).
10.52	Securities Purchase Agreement, dated February 7, 2024, between Shuttle Pharmaceuticals Holdings, Inc., Shuttle Diagnostics, Inc. and SRO LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 13, 2024).
10.53	Placement Agent and Advisory Services Agreement, dated February 7, 2024, between Shuttle Pharmaceuticals Holdings, Inc. and Boustead Securities, LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 13, 2024).
10.54	Offering Deposit Account Agency Agreement, dated February 7, 2024, between Shuttle Pharmaceuticals Holdings, Inc., Boustead Securities, LLC and Sutter Securities Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 10-K filed on February 13, 2024).
10.55	Employment Agreement, dated June 13, 2024, between Shuttle Pharmaceuticals Holdings, Inc. and Timothy J. Lorber (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 18, 2024).
10.56	Amendment Agreement, dated August 6, 2024, between Shuttle Pharmaceuticals Holdings, Inc., Shuttle Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 7, 2024).
10.57+	Work Order, dated August 8, 2024, between Shuttle Pharmaceuticals, Inc. and Theradex Systems, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 14, 2024).
10.58	Master Services Agreement, dated November 1, 2018, between Shuttle Pharmaceuticals, Inc. and Theradex Systems Inc. (incorporated by reference to Exhibit 10.2 to the Current Report filed on August 14, 2024).

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10.59	Form of Promissory Note, dated September 4, 2024, between Shuttle Pharmaceuticals Holdings, Inc. and Anatoly Dritschilo (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 10, 2024).
10.60	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 17, 2024).
10.61	Form of Senior Secured Convertible Notes (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 17, 2024).
10.62	Placement Agency Agreement, dated as of October 29, 2024, by and among Shuttle Pharmaceuticals Holdings, Inc. and A.G.P./Alliance Global Partners and Boustead Securities, LLC, as placement agents (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K dated October 31, 2024).
10.63	Sponsored Research Agreement, dated December 16, 2024, by and among Shuttle Pharmaceuticals Holdings, Inc., the Regents of the University of California and Dr. Robert Favell (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 19, 2024).
10.64	Change Order, dated January 23, 2025, between Shuttle Pharmaceutials, Inc. and Theradex Systems, Inc. (incorporated by reference to the Current Report on Form 8-K filed on January 28, 2025).
10.65	Amendment Agreement, dated February 26, 2025, between Shuttle Pharmaceuticals Holdings, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed February 27, 2025).
10.66	Revolving Loan Agreement, dated February 28, 2025, between Shuttle Pharmaceuticals Holdings, Inc. and Bowery Consulting Group Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed February 28, 2025).
10.67	Revolving Note, dated February 28, 2025, between Shuttle Pharmaceuticals Holdings, Inc. and Bowery Consulting Group Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed February 28, 2025).
10.68	Consulting Agreement, dated March 11, 2025 (incorporated by reference to 8-K filed March 12, 2025).
10.69	Underwriting Agreement, dated March 12, 2025 (incorporated by reference to 8-K filed March 13, 2025).
10.70	Consulting Services Agreement, dated March 21, 2025 (incorporated by reference to 8-K filed March 25, 2025).
10.71	Consulting Agreement, dated April 3, 2025 (incorporated by reference to 8-K filed April 4, 2025).
10.72	Securities Purchase Agreement, dated June 20, 2025 (incorporated by reference to 8-K filed June 25, 2025).
10.73	Registration Rights Agreement, dated June 20, 2025 (incorporated by reference to 8-K filed June 25, 2025).
10.74	Consulting Agreement, dated September 15, 2025 (incorporated by reference to 8-K filed September 22, 2025).
10.75	Binding Term Sheet between the Company and Molecule (incorporated by reference to 8-K filed October 21, 2025).
10.76	Form of Securities Purchase Agreement, dated November 3, 2025 (incorporated by reference to 8-K filed November 7, 2025).
10.77	Placement Agency Agreement, dated November 3, 2025 (incorporated by reference to 8-K filed November 7, 2025).
10.78	Release and Settlement Agreement, by and between Shuttle Pharmaceuticals Holding, Inc. and Theradex Systems, Inc., dated November 20, 2025 (incorporated by reference to 8-K filed November 21, 2025).
10.79	Asset Purchase Agreement, dated as of November 20, 2025, by and among Shuttle Pharmaceuticals Holdings, Inc.,1563868 B.C. Ltd., 1542770 BC Ltd., and Zhitian (Andy) Zhang (incorporated by reference to 8-K filed November 26, 2025).
10.80	Separation Agreement and Mutual Release by and between Shuttle Pharmaceuticals Holdings, Inc. and Timothy Lorber, dated November 21, 2025 (incorporated by reference to 8-K filed November 28, 2025).
10.81	First Amendment to Asset Purchase Agreement, dated as of December 23, 2025, by and among Shuttle Pharmaceuticals Holdings, Inc.,1563868 B.C. Ltd., 1542770 BC Ltd., and Zhitian (Andy) Zhang (incorporated by reference to Form 8-K filed December 29, 2025).
10.82	Engagement Letter, dated December 1, 2025, by and between Shuttle Pharmaceuticals Holdings, Inc. and Yuying Liang Professional Corp. (incorporated by reference to the Form 8-K filed January 12, 2026).
10.83	Amendment No. 1 to Consulting Agreement, dated January 29, 2026 (incorporated by reference to Form 8-K filed February 2, 2026).
10.84*	Form of Securities Purchase Agreement.
10.85*	Form of Placement Agency Agreement.
21	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K filed on March 21, 2024).
23.1*	Consent of Forvis Mazars, LLP.
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).
24.1*	Power of Attorney.
107*	Filing Fee Table.

+ Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) because such information (i) is deemed not material and (ii) is of the type of information that the Company normally treats as private or confidential.

* Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on February 11, 2026.

Shuttle Pharmaceuticals Holdings Inc.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Interim Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christopher Cooper	Interim Chief Executive Officer (Principal Executive Officer)	February 11, 2026
Christopher Cooper

/s/ *	Director	February 11, 2026
George Scorsis

/s/ *	Director	February 11, 2026
Adam Chambers

/s/ *	Director	February 11, 2026
Angel Liriano

/s/ *	Director	February 11, 2026
Oleh Nabyt

* By:	/s/ Christopher Cooper
Christopher Cooper, as attorney-in-fact

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